MASTER CONSULTING SERVICES AGREEMENT

Between:	Upstream Biosciences Inc
Suite 305 - 1338 West Broadway,
Vancouver, B.C. V6H 1H2
And:	Kinexus Bioinformatics Corporation
Suite 402, 6190 Agronomy Road
Vancouver, B.C.
Canada V6T I Z3

R E C I T A L S

WHEREAS the Upstream Biosciences Inc. ("UPSTREAM") is a systems biology software and consulting service company engaged in supporting the sophisticated querying, visualization and analysis of data for gene expressions, protein levels, post-translational modifications and translocations, and metabolic and regulatory networks;

WHEREAS Kinexus Bioinformatics Corporation ("KINEXUS") is a proteomics/bioinformatics company employing proprietary Kinetworks™ and Kinex™ Technology to track the expression and phosphorylation state of signal transduction proteins, compile databases of this knowledge identified by the tradename Kinformatics™ and interpret this data to map cell signalling networks for the identification of disease markers and drug targets.

THEREFORE, in consideration of the premises and covenants and agreements contained herein, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, UPSTREAM and KINEXUS agree as follows:

1.	Definitions.
a)

Semantic Agents. Semantic Agents are the fundamental software components or units and therefore the fundamental unit of intellectual property of UPSTREAM. Semantic Agents are active software based proxies of things in the real world that can communicate with other Semantic Agents within UPSTREAM servers creating the effect of intelligent dynamic software. UPSTREAM applications are generally assembled not by developing "source code" but by creating or assembling Semantic Agents using visual software tools.

b)

Affiliate. Affiliate means any corporation or other entity that directly or indirectly controls, is controlled by or is under common control with a party to this Agreement. A corporation or other entity shall be regarded as in control of another corporation or entity if it owns or directly or indirectly controls more than fifty percent (50%) of the outstanding voting stock or other ownership interest of the other corporation or entity.

c)	Effective Date. Effective Date means the date of the last signature on this Agreement.

d)

Kinetworks™ and Kinex™ Technology. Kinetworks™ and Kinex™ Technology means all inventions, discoveries, technology, improvements, know-how, trade secrets, technical information, data, or other information, relating to:

(i)	KINEXUS Patents; and
(ii)

the proprietary methods that are used by KINEXUS to analyze and detect the presence, expression, and phosphorylation state of cell signalling proteins (including but not limited to protein kinases, protein kinase substrates, cell signalling markers, and phosphoproteins) to map cell signalling networks;

heretofore or hereafter discovered, conceived, made, developed and/or reduced to practice solely or jointly by employees or others acting on behalf of KINEXUS or its Affiliates, or owned in whole or in part by or licensed to KINEXUS or its Affiliates.

(e)

Kinformatics™ Databases. Kinformatics™ Databases means KINEXUS' proprietary databases including but not limited to maps of cell signalling protein relationships, cell signalling proteins, antibodies and peptide antibody mimetics to cell signalling proteins and all intellectual property, know-how, data, and other information relating thereto or derived from the databases.

f)	Third Party. Third Party means any entity other than KINEXUS', KINEXUS'Affiliates, UPSTREAM, and UPSTREAM's Affiliates.
g)	Services. Services means the services described in the attached Statement of Work.
h)	Work Product. Work Product means all work product generated or created by UPSTREAM or UPSTREAM's Personnel in connection with the performance of the Services, and includes the Semantic Agents.
i)	Specifications. Specifications means the specifications described in the attached Statement of Work.
j)	Key Individuals. Key Individuals means Joel Bellenson and Kyle Recsky.
k)	UPSTREAM's Personnel. UPSTREAM's Personnel means the Key Individuals and UPSTREAM's employees, agents, contractors and other representatives.
1)

Confidential Information. Confidential Information means all data, information or material relating to KINEXUS's business or assets, including without limitation, computer programs, know-how, intellectual property, trade secrets, and supplier, client and prospective client lists, the Kinetworks™ and Kinex™ Technology and all contents of the Kinformatics™ Databases, excluding information which UPSTREAM proves:

i)

was generally available to the public before its disclosure to UPSTREAM or became generally available to the public after its disclosure to UPSTREAM provided that such information or data did not become generally available to the public by means of an unauthorized act or omission of UPSTREAM;

ii)

was already in the possession of UPSTREAM before its disclosure under this Agreement, provided that such information or data was not obtained directly or indirectly from KINEXUS under an obligation of confidentiality;

iii)

was disclosed to UPSTREAM, whether before or after its disclosure under this Agreement, by a Third Party, provided that such information or data was not obtained directly or indirectly from KINEXUS under an obligation of confidentiality; or

iv)	was independently developed or discovered by UPSTREAM without any use of Confidential Information of KINEXUS.
2.	Engagement. KINEXUS engages UPSTREAM to perform the Services in accordance with the Specifications. UPSTREAM will provide those services at the locations as mutually agreed between the parties.
3.

Key Individuals. Unless KINEXUS agrees otherwise in writing, UPSTREAM will only provide the Services through the Key Individuals. If KFNEXUS agrees in writing that the Services may be provided through any other person, then that person will automatically be considered a "Key Individual" for the purposes of this Agreement.

4.

Compensation; Payment. KINEXUS will pay UPSTREAM for the services rendered by Upstream Biosciences Inc in accordance with the Statement of Work. KINEXUS will pay for reasonable travel and lodging expenses incurred by UPSTREAM to perform the services contemplated in this Agreement, as pre-approved by the client. UPSTREAM will regularly invoice KINEXUS for amounts payable pursuant to this Agreement and in accordance with the Statement of Work.

5.

Employees. The parties agree that neither party will solicit the employment of or hire any employee of the other party during the term of this Agreement and for two years following termination of this Agreement unless otherwise agreed in writing by both parties. In the event that either party should file for bankruptcy or liquidation, then this restriction on soliciting and hiring any employee shall be lifted.

6.

Representations, Warranties and Covenants. UPSTREAM represents and warrants to and covenants with KINEXUS that: (a) UPSTREAM and UPSTREAM's Personnel have (and, during the term of this Agreement, will always have) the necessary skills and experience to perform the Services in accordance with the Specifications, (b) UPSTREAM and UPSTREAM's Personnel will perform their tasks under this Agreement in a professional manner and will comply with the applicable rules and policies of KINEXUS while on KINEXUS's premises, (c) the Work Product will conform with the

Specifications upon delivery and for one year thereafter, (d) the Work Product will operate without significant errors which materially impair the Work Product (or any other software or hardware) upon delivery and for one year thereafter (however, UPSTREAM will not be responsible for any errors caused by any enhancements made to the Work Product by any third party other than UPSTREAM or UPSTREAM's Personnel, or any accident, neglect misuse or similar causes other than the ordinary use of the Work Product), (e) UPSTREAM has the right and authority to deliver and licence the Work Product to KINEXUS on the terms and conditions of this Agreement, and (f) the Work Product (and all parts thereof) and the use thereof by KINEXUS and KINEXUS's customers will not infringe any rights or interests (including intellectual property rights) of any third party. UPSTREAM will have materially breached this Agreement if any of these representations and warranties is ever materially untrue.

7.	Limitation of Liability. IN NO EVENT SHALL UPSTREAM BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES.
8.

Obligations of KINEXUS. KINEXUS acknowledges that UPSTREAM ability to perform the Services is dependent upon KINEXUS full and timely co-operation with UPSTREAM as well as the accuracy and completeness of any information and data KINEXUS provides to UPSTREAM. Therefore, to the extent that KINEXUS asks UPSTREAM to provide any of the Services at KINEXUS's offices, KINEXUS shall provide UPSTREAM with access to, and use of, all information, data, documentation, computer time, facilities, working space and office services reasonably necessary for UPSTREAM to provide the Services.

9.

Representatives. Each party will and appoint a representative who shall provide professional and prompt liaison with the other party. The initial representatives are Joel Bellenson and Kyle Recsky for UPSTREAM and Dr. Steven Pelech for KINEXUS. Substitutions may be made only in writing and are subject to approval by both parties acting reasonably.

10.

Independent Contractor. UPSTREAM will perform its services under this Agreement as an independent contractor. KINEXUS acknowledges that it will have no right to control the manner, means, or method by which UPSTREAM performs its services pursuant to this Agreement. KINEXUS will be entitled only to direct UPSTREAM with respect to the elements of the services to be performed by UPSTREAM and the results to be derived by KINEXUS, to inform UPSTREAM as to where and when such services shall be performed, and to review and assess the performance of such services by UPSTREAM for the limited purposes of assuring that such services have been performed and confirming that such results are satisfactory. KINEXUS may also enforce KINEXUS's rules and policies while any UPSTREAM Personnel are on KINEXUS's premises.

11.

Changes in Obligations: Either party may request variations to any part of this Agreement and the obligations contained herein. All such requests must be made in writing. Until such time as any variation is formally agreed in writing and signed by an authorized representative of each party, UPSTREAM shall continue to perform and to be paid as if such variation had not been requested or recommended.

12.

Term. This Agreement shall commence upon the Effective Date and shall continue until terminated by either party as follows: (a) for cause, if the other party is in material default of any obligation in this Agreement and has not cured that default within 30 days after receiving notice thereof from the other party; or (b) upon the bankruptcy or insolvency of the other party or upon the other party making an assignment for the benefit of creditors or appointing a receiver or trustee-in-bankruptcy.

13.

Confidentiality. During the term of this Agreement and indefinitely thereafter, UPSTREAM: (a) will use its best efforts to protect the Confidential Information from disclosure to any third party, (b) will not disclose the Confidential Information to any third-party without KINEXUS's prior written consent, and (c) will only use the Confidential Information for the purpose of providing the Services. The Contractor will cause the Contractor's Personnel to comply with each of the obligations in this section. KINEXUS acknowledges that UPSTREAM may use and disclose the programming knowledge and techniques learned while creating the Work Product for other purposes, including in connection with performing similar work for other clients.

14.	Ownership.
a)

The Work Product will be owned by UPSTREAM, but Kinexus will be provided with a copy of the source code in Escrow and any other materials necessary to run, maintain and modify the software in the future for its use by Kinexus.

b)

UPSTREAM and KINEXUS agree that the subject matter of the services to be provided by UPSTREAM pursuant to this Agreement may consist of making some modifications to UPSTREAM software. Modifications to Upstream interface code and all modifications thereto by UPSTREAM shall be the exclusive property of UPSTREAM. KINEXUS shall have the right to use UPSTREAM Modifications as part of the Software Products licensed to KINEXUS pursuant to the Agreement between KINEXUS and UPSTREAM.

c)	The Work Product developed by UPSTREAM shall remain the exclusive property of UPSTREAM.
d)	Kinformatics™ Data which KINEXUS provides will continue to be the property of KINEXUS.
e)	Data which UPSTREAM provides from its curation and integration efforts will be the property of UPSTREAM.
f)

KINEXUS shall own and have rights to all inventions, discoveries, improvements, know-how, technical information, data or other technology discovered, conceived, made, developed and/or reduced to practice that is related to the use of data from its Kinetworks™ and Kinex™ proteomics services in combination with the contracted UPSTREAM services. However, KINEXUS makes no claim on any of UPSTREAM's software in the event it modifies its software to accommodate the KINEXUS data. Further, KINEXUS makes no claim on any discoveries that UPSTREAM may make in the course of utilizing the Kinetworks or Kinex data for its internal discovery efforts.

15.

Licence. UPSTREAM grants KINEXUS a perpetual, irrevocable, fully paid-up royalty-free licence to use, execute, reproduce, display, perform, copy, modify, translate and otherwise exploit the Work Product and to sublicence others to do any or all of the foregoing.

16.

Indemnity by KINEXUS. KINEXUS acknowledges that UPSTREAM has no knowledge of, or control over, use of the Software by KINEXUS. KINEXUS agrees to defend, indemnify and hold UPSTREAM and UPSTREAM's directors, officers, employees and other representatives harmless with respect to any suit, claim or proceeding brought against KINEXUS alleging that use by, or under authority of, KINEXUS of the Semantic Agents and Software caused personal injury, property damage, or economic loss, provided that such injury, damage or loss was not caused in whole or in part by: (a) a breach of this Agreement by UPSTREAM, (b) any act or omission by UPSTREAM or any of UPSTREAM's Personnel, or (c) the breach, untruthfulness or inaccuracy of any of UPSTREAM's representations and warranties (including but not limited to any violation of any third party's intellectual property rights).

17.

Indemnity by UPSTREAM. UPSTREAM will indemnify and save harmless KINEXUS and KINEXUS's directors, officers, employees and other representatives from and against all damages, liabilities, costs and expenses (including legal fees and costs) claimed against or incurred by KINEXUS or KINEXUS's directors, officers, employees or representatives in connection with any claims by a third party or by any of UPSTREAM's Personnel arising from: (a) a breach of this Agreement by the UPSTREAM, (b) any act or omission by UPSTREAM or any of UPSTREAM's Personnel, and (c) the breach, untruthfulness or inaccuracy of any of UPSTREAM's representations and warranties (including but not limited to the violation of any third party's intellectual property rights).

18.

Notices. Any consent, notice or report required or permitted to be given under this Agreement by one of the notification parties hereto to the other will be sufficient if in writing and personally delivered, or sent by first-class or overnight mail to the address set forth on the last page of this Agreement or by email or by facsimile (and promptly confirmed by telephone, personal delivery or courier). Either party may, by notice in writing to the other party, change the address and other contact information to which notices to that party are to be given.

19.

Binding Effect. This Agreement shall be binding upon the parties, their respective heirs, personal representatives, successors and assigns. This Agreement may not be assigned by either party without the prior written consent of the other party, such consent will not be unreasonably withheld. Notwithstanding the foregoing, KINEXUS may, without such consent, assign its rights and obligations under this Agreement (a) to any Affiliate or (b)

to a Third Party in connection with a merger, consolidation or sale of such portion of its assets that includes rights under this Agreement provided, however, that KINEXUS' rights and obligations under this Agreement shall be assumed by its successor in interest in any such transaction. In the event of such a transaction with Third Party, notwithstanding the other provisions of this Agreement, the intellectual property rights of such Third Party shall not be subject to the licenses granted by Kinexus under this Agreement. Any permitted assignee shall assume all obligations of its assignor under this Agreement. The waiver by either party hereto of any right hereunder or the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.
20.

Governing Law. This Agreement shall be governed by, construed, and interpreted in accordance with, the laws of the province of British Columbia and the laws of Canada, without reference to conflict of laws principles.

21.	Dispute Resolution.
a)

The parties hereby agree that they will attempt in good faith to resolve any controversy or claim arising out of or relating to this Agreement promptly by negotiations. If a controversy or claim should arise hereunder, the matter shall be referred to an individual designated by the Chief Executive Officer (or the equivalent position) of KINEXUS and an individual designated by the Chief Executive Officer (or the equivalent position) of UPSTREAM. If the matter has not been resolved within thirty (30) business days of the first meeting of the Representatives of the parties (which period may be extended by mutual agreement) concerning such matter, subject to rights to injunctive relief and specific performance, and unless otherwise specifically provided for herein, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, will be settled as set forth in Section 21(b).

b)

All disputes arising in connection with this Agreement that are not resolved pursuant to Section 21 (a) above shall be finally settled in Vancouver, British Columbia, by a single arbitrator appointed pursuant to the provisions of the Commercial Arbitration Act (British Columbia). Notwithstanding the above, either party has the right to bring an action in a court of competent jurisdiction against the other party for (i) any breach of such other party's duties of confidentiality pursuant to Section 13 of this Agreement; (ii) any infringement of its proprietary rights by the other party; and (iii) for interim protection such as, by way of example, an interim injunction. Judgment upon the arbitrator's award may be entered in any court of competent jurisdiction. The award of the arbitrator may include compensatory damages against either party, but under no circumstances will the arbitrator be authorized to, nor shall he/she, award punitive, consequential or incidental damages against either party. The parties agree not to institute any litigation or proceedings against each other in connection with this Agreement except as provided in this Section 21.

22.	Captions. The captions in this Agreement are for the convenience of the parties and shall not affect the interpretation of this Agreement.
23.

Attorney Fees. In the event that suit or action is instituted to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover its attorney fees, including those incurred on appeal and in bankruptcy court proceedings, as determined by the court.

24.

Severability. Each party hereby agrees that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of this Agreement be or become invalid, the parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the parties would have entered into this Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the parties would not have entered into this Agreement without the invalid provisions.

25.

Publicity. Except as required by law, the terms of this Agreement shall be treated as Confidential Information and shall not be disclosed to anyone (except for the parties' respective directors, officers, employees, consultants, agents and attorneys assisting in the review and negotiation of this Agreement and/or who have a need to know the terms of this Agreement) without the written consent of the other party, such consent which will not be unreasonably withheld. Notwithstanding the foregoing, either party may without such consent, publicly announce the execution of this Agreement with the other party; and (b) if either party desires to release any other announcement relating to this Agreement, it shall first allow the other party to approve in writing such proposed announcement; and if the other party from which approval is sought does not respond within the five (5) business days of the delivery of a written request for such approval, such approval and consent shall be deemed to have been given by that other party at the end of that five (5) day period.

26.

Force Majeure. Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any obligation under this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected party, including but not limited to fire, floods, embargoes, war, acts of war (whether war is declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor or supply disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other party; provided, however, that the party so affected shall use reasonable commercial efforts to avoid or remove such causes of nonperformance, and shall continue performance hereunder with reasonable dispatch whenever such causes are removed. Either party shall provide the other party with prompt written notice of any delay or failure to perform that occurs by reason of force majeure. The parties shall mutually seek a resolution of the delay or the failure to perform as noted above.

27.

Entire Agreement. The Appendices to this Agreement, together with all terms and conditions contained within this Agreement constitute the entire agreement between the parties, supersedes all prior agreements between the parties with respect to such subject matter. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both parties hereto.

28.

Fax Delivery. This Agreement may be executed by the parties and transmitted by facsimile and if so executed and transmitted this Agreement will be for all purposes as effective as if the parties had delivered an executed original Agreement.

The parties agree to the above.

Upstream Biosciences Inc.		Kinexus Bioinformatics Corporation
Attn: Mr. Joel Bellenson		Attn: Dr. Steven Pelech
Suite 305 - 1338 W Broadway		Suite 402 - 6190 Agronomy Road
Vancouver, B.C.		Vancouver, B.C.
Canada. V6H 1H2		Canada. V6T 1Z3
Facsimile:		Facsimile: 604-822-9964
E-mail: jbellenson@biocad.com		E-mail: spelech@kinexus.ca
By:	/s/ signed Joel Bellenson	By:	/s/ signed Steven Pelech
Name: Joel Bellenson		Name: Steven Pelech
Title: CEO		Title: President & CEO
Date:	August 6, 2004	Date:	August 6, 2004

MASTER CONSULTING SERVICES AGREEMENT

Upstream Biosciences Inc.

Solution for KINEXUS

STATEMENT OF WORK

This Statement of Work relates to and incorporates the terms and conditions of the Master Consulting Services Agreement between the parties, dated August 6, 2004. Terms and Conditions of this Statement of Work will prevail over conflicting terms and conditions of the Master Consulting Services Agreement. All terms not defined below will have the meanings ascribed to them in the Master Consulting Services Agreement.

This Statement of Work is detailed as follows:

SERVICES

For the purposes of this agreement, "Services" is defined as the development of the KINET application including but not limited to the elements detailed in the attached specifications.

TERMS & PAYMENT

Compensation shall be calculated as follows:

1.

In exchange for provision of the Services as outlined in this Statement of Work, UPSTREAM shall be paid at the commencement of the project $6,000 up front and $10,500 per completion of each following four project milestones within 6 months provided that at least 30 days transpires between each milestone payment:

•

Milestone 1 - UPSTREAM will complete an evaluation of KINEXUS' existing files and reports and software, and establish the final nature of the outputs using the custom UPSTREAM software solution. UPSTREAM will provide this information within a written report to KINEXUS for its approval.

•

Milestone 2 - To its satisfaction, KINEXUS must be able to query its Kinetworks™ database with UPSTREAM software in-house with key words to create tables that summarize results from multiple Kinetworks™ analyses.

•

Milestone 3 - To its satisfaction, KINEXUS must be able to query its Kinetworks™ database with UPSTREAM software with an Intranet Browser in html format internally with key words to create tables that summarize results from multiple Kinetworks™ analyses.

•

Milestone 4 - To its satisfaction, KINEXUS must able to query its Kinetworks database with Upstream software over the public Internet with key words to create tables that summarize results from multiple Kinetworks™ analyses. The software will also permit the registration of subscribers to the site and collection of payment by credit card.

2.

In addition to the Fees for the services provided, the actual amount for all reasonable out of pocket expenses incurred by UPSTREAM /Visual Knowledge™Software Inc. in relation to the provision of the services will be reimbursed by KINEXUS provided prior approval for such an expense was obtained from KINEXUS. Original detailed receipts are required.

To the extent practical and mutually agreed, UPSTREAM /Visual Knowledge™Software Inc. will use best efforts to incur such expenses with suppliers as directed by KINEXUS (e.g. charges to account of preferred vendor for courier services, etc.).

3.	All charges by UPSTREAM /Visual Knowledge™Software Inc. to KINEXUS shall be subject to applicable federal and provincial taxes as required.

PAYMENT shall be upon receipt of an invoice within 15 (fifteen) days.

SPECIFICATIONS

Planned Scope

Upstream expects to provide greater depth of characterizing pathways in terms of quantitative activation of specific phosphorylation sites and expression levels of phosphoproteins in general. Such a representation will facilitate performing simulations of cellular processes in defined cell and tissue systems.

Currently, the UPSTREAM system involving its collaborative pathway development environment is delivered primarily as a client-server application. Upstream will convert over the bulk of its functionality to be web deliverable as part of this collaboration.

UPSTREAM will further augment the capability for scientists to add their commentary to the various interactions and molecules implicated in the experiments to facilitate the creation of a community for scientists who specialize in signaling pathway analysis.

As UPSTREAM tests market this with prospective customers they expect to learn of many more features that can be added.

KINEXUS expects to continue to improve its proteomics technologies and sales and marketing efforts to rapidly expand its databases of signal transduction protein expression and phosphorylation. KINEXUS wishes to make these databases accessible through the Internet and easily searchable on-line to create custom tables and charts. KINEXUS will partly host and offer access to such a database through its website.

Summary of Deliverables:

Project 1 - Protein Interaction Networks (PIN) Atlas

KINEXUS will provide to UPSTREAM Excel spreadsheets of normalized, quantitative data concerning the expression and phosphorylation levels of defined target signal transduction proteins. It is anticipated that this data will be used to define signal transduction pathway maps for specific experimental models systems, including tissues and cell lines from humans, rats, mice and other species This atlas of pathway maps will utilize the software currently under development at UPSTREAM. It will be Internet accessible from the UPSTREAM website. The software developed for this project will remain the exclusive property of UPSTREAM. It is anticipated that UPSTREAM will continue to offer steady improvements in the provision of this service, including the user interface and other features, and it will bear the costs of hosting the website. Likewise, KINEXUS will continually add new data from the offer of its proteomics services. The data provided by KINEXUS will remain the exclusive property of KINEXUS. The revenues generated by subscription to the atlas of pathway maps will be shared 50:50 between the companies as described below. KINEXUS will not provide any financial compensation to UPSTREAM for the development of the software needed for this specific project. Both companies will equally support the costs for marketing this service.

Project 2 - KINET Signal Transduction Database

UPSTREAM will develop custom software to permit the query by the KINEXUS staff and clients of the KINEXUS databases for the creation of tables and charts on line in real time over the Internet. The software created by UPSTREAM for this purpose will be owned by UPSTREAM for commercial purposes, but UPSTREAM grants KINEXUS a licence to use it as described in the Agreement.

In consideration of UPSTREAM's custom software development, KINEXUS will pay the fees described above provided that the pre-agreed upon project milestones are completed. At the conclusion of 6 months, KINEXUS will be able to operate this software from its servers independently of UPSTREAM, although it is anticipated that further improvements in the functionality of this software may be contracted to UPSTREAM. Should KINEXUS provide an Internet subscription service to its databases, the revenues from this service would be fully retained by KINEXUS. KINEXUS will endeavor to make this service distinct from the PIN Atlas and not to undermine the commercial value of the PIN Atlas.

Specifics of Deliverables:

Project 1 - Protein Interaction Networks (PIN) Atlas

KINEXUS will:

•

Provide to Upstream Excel spreadsheets of normalized, quantitative data from its Kinetworks™ analysis concerning the expression and phosphorylation levels of known signal transduction proteins and their subcellular distributions as available in at least 120 defined cell lines and tissues from humans, monkeys, mice and rats. These data will correspond to normalized values in counts per minute (cpm) of the intensity of immunoblot bands of specific signal transduction proteins as detected by Enhanced Chemoluminescence (ECL) with pan-specific and phospho-site-specific antibodies and a BioRad FluorS-Max Imager. These signal transduction proteins will include protein kinases, protein phosphatases and their phosphoprotein substrates as well as other cell cycle, stress and apoptosis proteins. KINEXUS will deliver to UPSTREAM the expression levels and phospho-states of the signaling proteins for at least 30 cells or tissues per month for four months at the commencement of this Agreement. KINEXUS will endeavor to provide UPSTREAM access to the data of the expressions and phosphorylations of all of the known proteins identified in its non-confidential Kinetworks reports.

•	KINEXUS will share 50% of the marketing costs associated with promotion of the PIN Atlas with UPSTREAM in mutually agreed printed materials and their distribution;
•

KINEXUS will endeavor to continue to update UPSTREAM with an expanded list of cell signalling proteins on a quarterly basis following commercial introduction of the PIN Atlas on-line. The data provided by KINEXUS will remain the exclusive property of KINEXUS, but will be available to UPSTREAM so long as it provides the PIN Atlas as a commercial service.

•	KINEXUS will permit free access to UPSTREAM of the KINEXUS data in the PIN Atlas for its internal use.

UPSTREAM will:

•

Develop software to permit the visualization of putative signaling pathways that provide Kinetworks™ data with respect to the relative expression and phosphorylation levels and subcellular distributions of proteins;

•	Develop an Internet user interface and the creation and hosting of a website to offer the PIN Atlas to clients by subscription;
•	Share 50% of the marketing costs associated with promotion of the PIN Atlas with KINEXUS in mutually agreed printed materials and their distribution;
•	Continue to upgrade the PIN Atlas software and Internet service after its commercial launch; and
•

Collect payments from clients to the PIN Atlas and pay KINEXUS 50% of the revenues from subscription within 30 (thirty days) at the end of each quarter. UPSTREAM will report revenues regulary and accurately, and shall retain these accounts and records for at least five years after the date upon which they were made and shall permit any duly authorized representative of KINEXUS to inspect such accounts and records during normal business hours of UPSTREAM at the expense of KINEXUS. UPSTREAM shall furnish such reasonable evidence as such representative will deem necessary to verify the accounts and records and will permit such representative to make copies of or extracts from such accounts and records at the expense of KINEXUS. If an inspection of the UPSTREAM records by KINEXUS shows an underreporting or underpayment by UPSTREAM of any amount to KINEXUS, in excess of 5% for any 12 month period, then UPSTREAM shall reimburse KINEXUS for the cost of the inspection as well as pay to KINEXUS any amount found due (including any late payment charges or interest) within 30 days of notice by KINEXUS to UPSTREAM.

•	Provide free access to the PIN Atlas to KINEXUS for internal use.

Project 2 - KINET Signal Transduction Relational Database

UPSTREAM will:

•

Develop custom software to permit the query by the KINEXUS staff and clients of the KINEXUS databases for the creation of tables and charts on line over the Internet. KINEXUS will be able to continually add new data to its existing databases after completion of the project by UPSTREAM to increase its functionality.

•	Offer further improvements in the custom software as needed at a price that is mutually agreeable to KINEXUS and UPSTREAM.

KINEXUS will:

•

Provide to UPSTREAM Excel spreadsheets of normalized, quantitative data from its Kinetworks™ analysis concerning the expression and phosphorylation levels of known and unknown proteins in cell lines and tissues from at least 120 different model systems. This will involve the dedication of one FTE employee from KINEXUS to preparing the data tables in an Excel format that can be used by UPSTREAM software.

•	Provide graphic materials and advice concerning the look and feel of the user interface with the KINET website.

Both companies will promote each other's Internet web sites with direct links.